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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                         TO RULES 13d-1(b) (c), AND (d)
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No.____)



                              KOMAG, INCORPORATED
--------------------------------------------------------------------------------
                               (Name of Issuer)




                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                  500453-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 April 8, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement





        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]     Rule 13d-1(b)
        [X]     Rule 13d-1(c)
        [ ]     Rule 13d-1(d)

-----------

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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------------------------------                         -------------------------
CUSIP NO.   500453-10-5                  13G           PAGE   2   OF   5   PAGES
------------------------------                         -------------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Western Digital Corporation (95-2647125)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    10,783,132
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   10,783,132
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,783,132
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a).  NAME OF ISSUER:

            Komag, Incorporated

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1704 Automation Parkway, San Jose, California 95131

ITEM 2(a)   NAME OF PERSON FILING:

            Western Digital Corporation

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            8105 Irvine Center Drive, Irvine, California 92618

ITEM 2(c)   CITIZENSHIP:

            Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, Par Value $.01 Per Share

ITEM 2(e)   CUSIP NUMBER:

            500453-10-5

ITEM 3.     This statement is filed pursuant to rule 13d-1(c)

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                                10,783,132

      (b)   Percent of Class:                                              16.7%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:               10,783,132

        (ii)  shared power to vote or to direct the vote:                      0

       (iii)  sole power to dispose or to direct the disposition of:  10,783,132

        (iv)  shared power to dispose or to direct the disposition of:         0



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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: April 16, 1999


                                        By:    /s/ MICHAEL A. CORNELIUS
                                           ------------------------------------
                                                   Michael A. Cornelius
                                           Vice President, Law & Administration